Exhibit 99.2

Banc of California Names Robert Sznewajs Chairman of the

Board; Commences CEO Succession Process

IRVINE, Calif., (January 23, 2017) – Banc of California, Inc. (the “Company”) (NYSE: BANC) today announced that Robert D. Sznewajs, current Chair of the Joint Audit Committee of the Board of Directors (the “Board”), will assume the role of Chairman of the Board. The Board is undertaking a search to identify the best internal or external candidate to lead the company. This follows Steven Sugarman’s resignation from his role as Chairman and Chief Executive Officer.

While the Board undertakes its comprehensive executive search, it has established an interim “Office of the CEO / President.” The Office of the CEO / President will be composed of Hugh Boyle, Chief Risk Officer, who will additionally assume the title of Interim Chief Executive Officer, and J. Francisco A. Turner, Chief Strategy Officer and Principal Financial Officer. Mr. Turner will partner with Mr. Boyle and assume the title of Interim Chief Financial Officer and President.

Mr. Sznewajs said, “Banc of California is well positioned to continue to produce solid growth and attractive returns for shareholders. The Board has trust and confidence in Hugh and Fran as they are both capable and experienced executives who have played key roles in building the Company to where it stands today. They are well suited to ensure a smooth transition. The Board is focused on finding a replacement who can continue to capitalize on growth opportunities and enhance shareholder value.”

He continued, “We also would like to thank Steve for his years of service to the Company. Steve contributed significantly to the Bank’s considerable growth for more than five years. We wish him continued success.”

Mr. Boyle said, “I am pleased to have the opportunity to carry the mission and vision of Banc of California forward. I look forward to collaborating with the Board, Fran and the entire management team as we continue to build on the strength of our franchise. I am proud of our accomplishments over the past three plus years, and I am confident that our 1,800 colleagues will continue to deliver on what makes Banc of California, California Strong.”

Mr. Turner said, “We continue to see tremendous opportunity to strategically grow our business and capture incremental market share over time. We are focused on improving efficiencies and maintaining strong controls and risk management. I look forward to working with Hugh in the next evolution of Banc of California.”

Mr. Sugarman said, “I am proud to have led Banc of California and helped to build it into California’s Bank. It has been a privilege to lead this bank through a period of unparalleled success. As I look to the future, I want to thank my colleagues for their loyalty and support over that time. I am proud that, under my leadership, the bank achieved strong profitability, asset growth and credit quality while fulfilling its mission of empowering California through its diverse businesses, entrepreneurs, and communities.”

18500 Von Karman Ave. • Suite 1100 • Irvine, CA 92612 • (949) 236-5250 • www.bancofcal.com

Mr. Sugarman is entitled to various payments from the Company. The specifics of Mr. Sugarman’s Separation Agreement will be filed by the Company on a form 8-K.

Additional Biographic Information on Company Leadership

Mr. Sznewajs has been a member of the Banc of California Board of Directors since 2014, serving as Chair of the Joint Audit Committee since 2014. He has nearly 40 years of experience in financial institutions, including roles serving as President and Chief Executive Officer of West Coast Bancorp; Vice Chair of U.S. Bancorp; President and Chief Operating Officer of BankAmericard; Executive Vice President and Manager of Valley National Bancorp; and President and Chief Executive Officer of Michigan National Bank. Mr. Sznewajs has served on several boards and executive committees, including the Portland Branch Board of the Federal Reserve Bank of San Francisco.

Mr. Boyle has over 30 years of enterprise risk management and credit, capital markets, and investment banking experience as well as deep consumer and commercial banking and residential mortgage lending experience in both domestic and international markets. Mr. Boyle’s investment banking background includes 16 years in credit risk at Goldman Sachs and Lehman Brothers where he worked closely with financial institutions globally supporting their debt and equity capital market transactions, trading, M&A and strategic and credit rating advisory work. Mr. Boyle has senior executive experience managing risk and credit at CIBC First Caribbean International Bank, Flagstar Bank and Washington Mutual.

Mr. Turner has over 18 years of experience in investment banking, private equity, corporate finance and mergers and acquisitions, including senior leadership roles at The Bancorp Bank, Transact Network and as an investment professional at Spectrum Equity Investors. He started his career at Bank of America Robertson Stephens. He also has significant expertise in Financial Institutions Banking, Payments, PacRim and European Banking.

About Banc of California, Inc.

Banc of California, Inc. (NYSE: BANC) provides comprehensive banking services to California’s diverse businesses, entrepreneurs and communities. Banc of California operates over 100 offices in California and the West. The Company was recently recognized by Forbes for the second straight year as one of the 100 Best Banks in America for 2017.

Forward-Looking Statements

This press release includes forward-looking statements within the meaning of the “Safe-Harbor” provisions of the Private Securities Litigation Reform Act of 1995. These statements are necessarily subject to risk and uncertainty and actual results could differ materially from those anticipated due to various factors. You should not place undue reliance on forward-looking statements and Banc of California, Inc. undertakes no obligation to update any such statements to reflect circumstances or events that occur after the date on which the forward-looking statement is made.

Source: Banc of California, Inc.

INVESTOR RELATIONS INQUIRIES:	MEDIA INQUIRIES:
Banc of California, Inc.	Abernathy MacGregor
Timothy Sedabres, (855) 361-2262	Ian Campbell / Joe Hixson / Kristin Cole, (213) 630-6550 idc@abmac.com / jrh@abmac.com / kec@abmac.com